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                                                                     Exhibit 9.1

                                   VOTING AGREEMENT

                                          DATED the        day of        , 1998.


     Voting Agreement made this        day of                , 1998 among Alan
Fine, Sidney Ackerman, The Ackerman Family Trust and 454590 Ontario Limited (collectively, the "Shareholders") Rosedale Decorative Products Ltd. (the "Corporation");

     WHEREAS the Shareholders are the registered holders and beneficial owners of issued and outstanding common shares in the capital of the Corporation (the "Shares") hereto and have agreed to enter into this Agreement for the purpose of assuring the continuity of the management and policies of the Corporation;

     NOW THEREFORE THIS AGREEMENT WITNESSETH that for good and valuable consideration, the receipt whereof is hereby acknowledged by each of the signatories hereto, and the mutual covenants herein contained, it is agreed by and between the parties hereto as follows:

1. The Shareholders agree to vote all of their Shares to the extent that they wish to express their unanimous agreement and if they or any of them do not so express unanimity or if any one of them abstains from voting, whether required to abstain or not, in respect of any matter to be voted on at a meeting of shareholders of the Corporation then the Shareholders agree to vote all of their shares against such matter or withhold all of their votes in respect of such matter as applicable and to so instruct their proxies.

2. The provisions of this Agreement shall apply to any shares in the capital of the Corporation to which voting rights are attached which may be issued to the Shareholders at any time during the currency of this Agreement and any shares in the capital of the Corporation which are issued in replacement of any Shares or after acquired shares and this Agreement does apply to any shares that are sold or transferred to a Shareholder and does not apply to any shares that are sold or transferred to an arm's length third party.

3.   This Agreement shall terminate upon the earlier of:

     (a) Sidney or Alan are no longer employed by the Corporation or any of its subsidiaries and affiliates as defined in the Securities Act of Ontario.

     (b) The date upon which any Shareholder will have divested itself or himself of the last of the Shares to a party at arm's length for a fair market consideration.

4. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto and there are no warranties, representations or other agreements between the




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     parties in connection with the subject matter hereof, except as specifically set forth herein or in the schedule annexed hereto. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties to be bound thereby.

5. Except as otherwise provided, all of the terms and provisions in this Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns, as the case may be.

6.   Time shall be of the essence of this Agreement.

7. This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario.

     IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.


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SIDNEY ACKERMAN                    ALAN FINE

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ROSALYN FINE

THE ACKERMAN FAMILY TRUST          454590 ONTARIO LIMITED

Per:                               Per:

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Sheldon Shapiro                               Trustee  Name:
                                   Title:
Per:

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Fred Stoppell                   Trustee